EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
To the Board of Directors of PepsiCo, Inc.:
We consent to incorporation by reference in the Registration Statement on Form S-8 of PepsiCo, Inc. and Subsidiaries (“PepsiCo, Inc.”) of our report dated February 15, 2008, except as to Notes 1, 3 and 4, which are dated as of April 7, 2008 with respect to the Consolidated Balance Sheet of PepsiCo, Inc. as of December 29, 2007 and December 30, 2006 and the related Consolidated Statements of Income, Cash Flows and Common Shareholders’ Equity for each of the years in the three-year period ended December 29, 2007, appearing in the report on Form 8-K of PepsiCo, Inc. dated April 7, 2008.
/s/ KPMG LLP
New York, New York
May 12, 2008